Exhibit 99.4
PartnerRe Ltd.

HUMAN RESOURCES COMMITTEE CHARTER

HUMAN RESOURCES COMMITTEE MISSION STATEMENT

The Human Resources Committee is created by the Board of Directors of the Company to oversee human resources philosophy, policy, and administration for the PartnerRe group of companies.

COMPOSITION OF THE HUMAN RESOURCE COMMITTEE

The Human Resources Committee will be comprised of at least three members of the Board of Directors. The Nominating and Governance Committee shall recommend nominees for appointment to the Human Resources Committee annually and as vacancies or newly created positions occur. Human Resources Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Governance Committee shall recommend to the Board, and the Board shall designate, the Chairperson and Vice Chairperson of the Human Resources Committee

MEETINGS

The Human Resource Committee shall meet at least four times per year. Meetings are normally concurrent with regularly scheduled Board meetings but may be scheduled by the Chairperson as needed and appropriate.

RESPONSIBILITIES OF THE HUMAN RESOURCES COMMITTEE

The responsibilities of the Human Resources Committee include, but are not limited to, the following:

Philosophy

  Review and recommend to the Board for approval the Company’s compensation philosophy

  Review and approve the Company’s Management Continuity and Development Philosophy

  Review and approve the Company’s Pension Plan philosophy

  Review and approve Corporate Giving philosophy

  Review any matter relating to compensation of the Named Executive Officers occurring in the Compensation Committee of the Board to the extent required to satisfy the requirements of the New York Stock Exchange, or as may be required under certain regulatory regimes and to the extent set forth in the Compensation Committee Charter.

  Approve grant methodology for equity based compensation for the organization.

Compensation

  Review compensation practices for consistency with philosophy, competitiveness and effectiveness

  Review the compensation policies for the employees below the Named Executive Officer level of the Company.

  Evaluate the performance of the members of the Named Executive Officers (excluding the CEO) and make a recommendation to the Compensation Committee for determination of the compensation of this group.
Management Continuity
  Review and Recommend to the Board of Directors appointment to the Executive Committee

  Approve Management Continuity and Development Philosophy, implementation, and process.

Reporting to the Board

  At least annually evaluate its own performance and report to the Board on such evaluation.

  Review and recommend any Compensation Committee Charter changes to the Governance and Nominating Committee
Process
  Engage independent consultants and advisors as it deems appropriate

  Delegate authority to individual Committee members or sub-Committees as it deems appropriate or as necessary to carry out the responsibilities of the Committee
Effective: May 10, 2005